Exhibit 10.6

AMENDED AND RESTATED SUBLEASE AGREEMENT

THIS AMENDED AND RESTATED SUBLEASE AGREEMENT (“Agreement”) is made this 18th day of April, 2002, by and between Environ Products, Inc., a Pennsylvania corporation with a principal place of business at PO Box 330, 3250 U.S. HWY 70, West, Smithfield, NC 27577 (“Sublessor”), and Adolor Corporation, a Delaware corporation with a principal place of business at 620 Pennsylvania Drive, Exton, PA 19341 (“Sublessee”).

WHEREAS, Sublessor is the lessee of space in a building located at 620 Pennsylvania Drive, Exton, PA 19341 (the “Premises”), pursuant to that certain lease agreement (the “Prime Lease”) dated August 29, 1996 by and between Sublessor, as tenant (“Tenant”), and M3 Partners, L.P., as landlord (“Landlord”) (a copy of the Prime Lease is attached hereto and incorporated herein as Exhibit “A”);

WHEREAS, Sublessor sublet the Premises to Sublessee pursuant to that certain Sublease Agreement (the “Sublease”) dated October 11, 2000 (“Original Sublease”);

WHEREAS, the Original Sublease, as amended and restated by this Agreement, shall sometimes be referred to as the “Sublease;” and

WHEREAS, the purpose of entering into this Agreement is to provide for both a mandatory and an optional extension of the term of the Original Sublease and to amend certain other provisions thereof with respect to the payment of rent and common area charges.

WHEREAS, Sublessor desires to lease the Premises to Sublessee and Sublessee desires to lease the Premises from Sublessor all pursuant to the terms and conditions contained herein.

NOW THEREFORE, intending to be legally bound hereby, in consideration of the mutual covenants contained herein and the background set forth above, the parties hereto hereby agree to amend and restate the Original Sublease by entering into this Agreement, which shall amend and replace each and every provision of the Original Sublease with the following terms and provisions:

1.     Premises. Sublessor hereby leases to Sublessee, and Sublessee hereby leases from Sublessor the Premises, including the building located thereon (the “Building”) and the furniture, murals and wall hangings located in the Building as set forth on Exhibit “B” hereto. Sublessee has had the opportunity to inspect the Premises and the aforesaid furniture, murals and wall hangings and acknowledges all of same to be in average condition for a five year old building.

2.	Term.

A. The initial term of this Agreement (“Initial Term”) will be for a period of two (2) years (each a “Lease Year”), commencing on October 15, 2000 (the “Commencement Date”) and ending on October 15, 2002. The Initial Term shall automatically be extended for an additional mandatory term (the “Mandatory Extension Term”), commencing on October 16, 2002 and ending on December 31, 2003. Provided that there is no then existing default by Sublessee under this Agreement, Sublessee shall have the right (the “Extension Right”) to extend the term of this Agreement for a period commencing on January 1, 2004 and ending on December 31, 2008 (the “Optional Extension Term”).

B. Sublessee shall notify Sublessor of its election of the Extension Right on or before April 1, 2003 (the “Extension Notice”). Sublessee’s failure to provide the Extension Notice by such date will terminate the Extension Right. Upon timely transmittal of the Extension Notice, Sublessor and Sublessee shall conduct negotiations in good faith, and shall use reasonable efforts to agree upon the terms of certain remedy, holdover, insurance, condemnation, subordination and nondisturbance and tenant holdover provisions of this Agreement and certain provisions of the Landlord Consent to reflect customary provisions for longer term leases. If the parties cannot reach such agreement within fifteen (15) days after the Extension Notice, Sublessee shall notify Sublessor, not later than forty five (15) days after the Extension Notice, of Sublessee’s election to (i) agree to the terms then proposed by Sublessor in the negotiations, (ii) agree to the proposed changes offered by Sublessor’s counsel as specified in Exhibit “C” hereto, or (iii) terminate the Extension Right. Sublessee’s failure to provide such notice within such time period shall be deemed Sublessee’s exercise of the election in clause (iii) to terminate the Extension Right.

C. The Initial Term, the Mandatory Extension Term and the Optional Extension Term shall sometimes be collectively referred to herein as the (“Term”). At the end of the Term, the Premises, including all of the furniture therein as set forth on Exhibit “B”, shall be returned to Sublessor in the same condition as on the date hereof, reasonable wear and tear excepted.

3.	Rent.

A. For and during the first year of the Initial Term, Sublessee will pay to Sublessor without right to set-off or reduction (other than as specified in Section 11) as rent for the Premises a total minimum annual rental (“Base Rent”) of three hundred sixty-five thousand ($365,000.00) dollars, plus a common area maintenance (“CAM”) charge covering all expenses, including real estate taxes, incurred by Sublessor pursuant to the performance of its maintenance and operational obligations under this Agreement as specified in Section 5 (“Sublessor’s

Services”), adjusted pursuant to the provisions of Section 4, but in no event less than one hundred thousand ($100,000.00) dollars annually.

B. For and during the second year of the Initial Term, Sublessee will pay to Sublessor Base Rent of three hundred and eighty-five hundred thousand ($385,000.00) dollars, together with CAM adjusted pursuant to the provisions of Section 4, but in no event less than one hundred thousand ($100,000.00) dollars. During the Mandatory Extension Term, Sublessee will pay Sublessor an annual Base Rent at the rate of three hundred ninety-five thousand ($395,000) dollars per annum, together with CAM adjusted according to Sublessor’s costs for same, but in no event less than one hundred thousand ($100,000.00) dollars.

C. If Sublessee elects the Optional Extension Term, Sublessee will pay to Sublessor annual Base Rent in, each lease year of the optional Extension Term in accordance with the following schedule:

(1)	1/1/04—12/31/04 – $405,000.00
(2)	1/1/05—12/31/05 – $415,000.00
(3)	1/1/06—12/31/06 – $425,000.00
(4)	1/1/07—12/31/07– $435,000.00
(5)	1/1/08—12/31/08 – $445,000.00

During the Optional Extension Term, Sublessee shall also pay CAM charges adjusted according to Sublessor’s costs for same as set forth in Section 4. Sublessee shall initially pay such CAM charges at the rate of one hundred and ten thousand ($110,000.00) dollars per calendar year during the Optional Extension Term, but such amount shall be subject to adjustment as specified in Section 4.F. of this Agreement.

D. Sublessee shall pay such Base Rent and Base CAM Charges (defined herein) together in monthly installments in advance during the Term of this Agreement or any renewal hereof.

E. The first payment with respect to this Agreement shall be made at the time of the execution of this Agreement and shall consist of rent payable for the stub period extending from October 15, 2000 through October 31, 2000), together with one (1) month’s rent as security deposit to be paid (Sublessor hereby acknowledging receipt of such deposit). Thereafter installments of rent shall be paid on the first day of each month. All rent or other payments hereunder shall be made to Sublessor at P.O. Box 330, Smithfield, N.C. 27577 or at such other places as Sublessor may from time to time after the date hereof, designate. CAM charges, together with any other amount in addition to Base Rent, payable by Sublessee under this Agreement shall sometimes be referred to herein as “Additional Rent”).

F. Any rental payment made more than fifteen (15) days after it is due shall be paid with a late charge of one percent (1%) thereof. Sublessee agrees that the foregoing late charge represents a reasonable estimate of the additional administrative accounting and other expenses which Sublessor will incur as a result of such non-payment, which cost and expenses are extremely difficult to otherwise fix or quantify.

4.	CAM Charges.

A. Sublessor shall be responsible for providing all Sublessor’s Services (but excluding janitorial and building security services) and paying all related expenses (other than the cost of separately metered utilities and liability insurance coverage) with respect to the Premises. Such expenses (“Operating Expenses”) will be reimbursed by Sublessee solely through the payment of the CAM charges. Sublessee shall obtain at its sole cost, its own liability insurance pursuant to Section 12.B. Sublessee shall also provide, at its sole cost, all janitorial services and security services with respect to the Premises.

B. “Base CAM Charges” shall mean, as applicable, $100,000 per year during the Initial Term and the Mandatory Extension Term, and $110,000 during the Optional Extension Term.

C. In order to be reimbursable, (1) any CAM charges incurred during the Optional Extension Term, (2) CAM charges incurred during the Initial Term and the Mandatory Extension Term exceeding the applicable Base CAM Charges, must be reasonable, actual and necessary out-of-pocket expenses, obtained at competitive prices, that are directly attributable to the operation, maintenance, management, and repair of the Premises. Sublessor shall use reasonable efforts to operate the Building efficiently and minimize Operating Expenses, while maintaining a first class office building. Provided the above conditions are met, Sublessor shall have the right to provide applicable services to the Premises through affiliated entities and/or persons.

D. Sublessee shall pay the Base CAM Charge on a monthly basis pursuant to Section 3.D. above. If Sublessor subsequently anticipates that the CAM charges will exceed the applicable Base CAM Charge in any calendar year, it shall so notify Sublessee and provide an explanation for such divergence. In such event, provided Sublessee reasonably consents to such change in the CAM charge, the CAM charge will be increased and such revised amount shall thereafter be paid by Sublessee on a monthly basis during the remainder of the applicable calendar year.

E. At the end of the applicable calendar year, Sublessor shall compute the actual Operating Expenses incurred with respect to the Premises. Within 30 days after the end of such calendar year, or such earlier time as reasonably practical, Sublessor shall give Sublessee an itemized statement (the “Statement”) showing in reasonable detail the following: (1) actual Operating Expenses for the Lease Year broken down by component expenses, (2) real estate taxes for the calendar year, (3) the amount, if any, paid by Sublessee during the calendar year on account of CAM charges, and (4) the Underpayment or the Overpayment (as both terms are defined herein).

F. If the Statement shows that the actual amount Sublessee owes for the calendar year is more than the CAM charges paid by Sublessee for such calendar year, Sublessee shall pay the difference (the “Underpayment”) as Additional Rent. The Underpayment shall be paid within thirty (30) days after the Statement is delivered to Sublessee. During the Optional Extension Period, if the actual CAM charges are less than the applicable Base CAM Charge, Sublessor shall credit such amount (the “Overpayment”) to the next due Base Rent installment.

G. At any time during the Optional Extension Period, or if the CAM charges exceed the Base CAM Charge in any calendar year occurring during the Initial Term or the Mandatory Extension Term, Sublessee shall have the right to review Sublessor’s invoices and other evidence of payment concerning the Statement at Sublessor’s offices during normal business hours. Sublessor may restrict Sublessee’s access to only those portions of Sublessor’s invoices and other evidence of payment that pertain to the computation of CAM charges. Sublessee’s review rights may be exercised by Sublessee’s notifying Sublessor within ninety (90) days after Sublessee’s receipt of the Statement from Sublessor, and such review rights with respect to the Statement shall expire if such notice is not sent within the ninety (90) day period. The books and records shall be kept in accordance with generally accepted accounting principles consistently applied. If Sublessee disputes the accuracy of Sublessor’s Statement, Sublessee shall still pay the amount shown owing. Sublessee may recover that part of the Additional Rent paid (plus interest at 1% per annum over the prime rate), because of errors in the Statement, books, or records of Sublessor.

H. The applicable Base CAM Charge is intended to apply on a calendar year basis, but by virtue of the monthly payments made pursuant to Section 3.D., shall automatically take into account the fact that the Initial Term and the Mandatory Extension Term are for non-calendar fiscal years. Upon termination of the Term, CAM charges shall be adjusted based upon the actual expenses incurred with respect to the Premises through the date of such termination.

5.     Sublessor’s Services. Sublessor agrees to maintain and keep in good repair the Premises, the Building and its systems and any and all equipment, fixtures and appurtenances furnished by Sublessor, except for uninsured damage (other than reasonable wear and tear) arising from any act or omission of Sublessee, its agents or employees, which shall be repaired by Sublessee at Sublessee’s expense. Repairs which affect business operations in the Premises shall be scheduled after hours to the extent feasible, and in all events, shall use commercially reasonable efforts to minimize interference with Sublessee’s business operations in performing such services. Such services to be provided by Sublessor (the “Sublessor Services”) shall specifically include the following:

A. Heating, ventilation and air conditioning for the comfortable use and occupation of the Premises on a 24 hour, 7 days a week, year-round basis, to maintain the temperatures within the parameters customary for first class suburban office building. Sublessor will maintain, repair and replace the heating, ventilation, and air conditioning system as necessary and will use all reasonable care to keep it in proper and efficient operating condition. Sublessee shall be responsible for all regular utility consumption charges with respect to such service.

B. Maintenance of all electrical supply systems, wiring, transformers and the like pursuant to its obligations as Tenant under the Prime Lease; but Sublessee shall be solely responsible for, and shall make its own arrangements respecting, the supply of electrical, telephone and other utility and other services from utility providers.

C. Casualty insurance with respect to the Building as required under Section 12.A.

D. Adequate hot and cold water for all of Sublessee’s ordinary needs.

E. Adequate freight and passenger elevator service on a 24 hour, 7 days a week, year-round basis.

F. Parking, snow removal, lawn care and other similar services with respect to the Premises in accordance with the customary standards for first class suburban office buildings.

6.     Use of Premises. Sublessee may use the Premises for office space and for any other uses normally incident to such office use, and for no other purposes.

7.     Assumption. During the term of this Agreement, Sublessee will be bound to and comply with only the provisions of the Prime Lease specified in this Section 7 of this Agreement, and shall have no obligations to Sublessor or Landlord with respect to any other obligations of Tenant under the Prime Lease. Sublessee specifically agrees to perform and/or be subject to the obligations of Tenant under the Prime Lease contained in Paragraphs 7, (the PIDA provisions only), 8, 10, 11, 12(b), 14, 15, 17 and 20 (subject to any limitations specified in this Agreement with respect to such obligations), and, to the extent of the Premises, to assume toward Sublessor and perform all of such incorporated obligations and responsibilities, and to indemnify and hold harmless Sublessor from any claim or liability specifically assumed hereby. Any capitalized terms used but not defined in this Agreement shall have the meaning specified for such term under the Prime Lease.

Attached to this Agreement is Landlord’s consent to this Agreement, the execution of which shall be an absolute condition to the effectiveness of this Agreement. If the Prime Lease is canceled or otherwise terminated prior to the expiration date of this Agreement, or any extensions and renewals hereof approved by Landlord, the Landlord will not terminate this Agreement, provided Sublessor is not in default hereunder. If the interest of the Sublessor and the Landlord merge, or if the Landlord accepts surrender of the Prime Lease and the Sublessor’s interest thereunder, then this Agreement shall become direct lease between Landlord and Sublessee upon the same terms and conditions as set forth herein, but the termination, surrender or cancellation of the Prime Lease shall not affect Sublessee’s obligations to perform and comply with those obligations contained in the Prime Lease which Sublessee is obligated to comply with and perform pursuant to this Section 7.

8.     Limitation of Liability. Notwithstanding any provision of the Prime Lease to the contrary, neither Landlord nor Sublessor will be liable to Sublessee, or any of Sublessee’s agents, employees, servants, or invitees, for any injuries to persons or damage to the Sublessee’s property due to the condition or design or any defect of the Premises which may presently exist or subsequently occur, other than if such design or defect is directly attributable to Sublessor’s negligence or willful failure to perform its obligations under this Agreement. Sublessee expressly assumes all risks and damage to persons and property, either proximately or remotely, with respect to Sublessee and Sublessee’s agents, employees, servants, and invitees, by reason of the present or future condition of the Premises, other than conditions directly attributable to Sublessor’s negligence or willful failure to perform its obligations under this Agreement. Sublessee agrees to defend, indemnify and hold harmless Sublessor and Landlord from and against all suits, claims, and actions of every kind by reason of any breach, violation, or nonperformance of any term or conditions of this Agreement on the part of Sublessee.

Additionally, Sublessee agrees to defend, indemnify and hold Sublessor and Landlord harmless from and against all claims, actions, damages, liabilities, and expenses asserted against Sublessor and/or Landlord on account of injuries to persons or damage to property other than such expenses directly attributable to Sublessor’s or Landlord’s willful failure to perform its obligations under this Agreement. This holds true when and to the extent that any such damage or injury may be caused, either proximate or remote, wholly or in part, by any act of omission, whether negligent or not, of Sublessee or any of Sublessee’s agents, servants, employees, contractors, patrons, or invitees (while such persons are on the Premises) or of any other person entering on the Premises under or with the expressed or implied invitation of Sublessee, or if any such injury or damage may in any other way arise from or out of the occupancy or use of the Premises by Sublessee or Sublessee’s agents, employees, and invitees.

9.	Assignment and Subletting; Improvements.

A. In accordance with the provisions of Paragraph 11 of the Prime Lease, no assignment or subletting of the Premises may be made by Sublessee without Sublessor’s and Landlord’s prior written consent, which consent may be withheld by Sublessor or Landlord in their sole discretion. Provided, however, the Premises may be sublet or assigned to any subsidiary or affiliate of Sublessee without the requirement of Sublessor’s consent, provided that Sublessee remains fully liable under this Agreement and such sub-sub-lessee or assignee signs an assumption agreement reasonably satisfactory to Sublessor. Provided, further however, if there is a sale of substantially all the assets of Sublessee (which includes an assignment of Subleasee’s interest in this Agreement), a merger of Sublessee into or with another entity, or a sale of a controlling interest in the stock of Sublessee, no consent of Sublessor shall be required upon the condition that (i) with respect to a merger or stock sale, the financial capability of Sublessee after such transaction is no less than immediately prior to such transaction, and (ii) with respect to an asset sale, (x) the transferee of Sublessee’s interest in this Agreement has a financial capability no less than Sublessee immediately prior to such transfer, and (y) such transferee assumes Sublessee’s liabilities under this Agreement (in which event Sublessee shall be released from liability under this Agreement).

B. Notwithstanding the provisions of Paragraph 10 of the Prime Lease which are incorporated by reference into this Agreement under Section 7 hereof, Sublessee may make the alterations and improvements specified in Exhibit “D” attached hereto and made a part hereof, which alterations and improvements have been approved in advance by Sublessor and Landlord. Any such alterations and improvements shall be made by Sublessee in compliance with all building codes and other applicable laws. At Sublessor’s request, Sublessee shall restore the Premises to the condition existing prior to the alterations and improvements specified in Exhibit “D”, which restoration shall be conducted in compliance with all building codes and other applicable laws.

10.	Remedies.

A. Sublessor may terminate this Agreement if Sublessee fails to pay any installment of rent, or other charge or money obligation required to be paid by Sublessee under this Agreement, within ten (10) days after receipt of written notice, or fails to perform any other of Sublessee’s covenants under this Agreement within thirty (30) days after receipt of written notice.

B. When the Sublease terminates Sublessee will pay, in addition to the rent and other sums agreed to be paid under this Agreement, any additional sums as a court may adjudge reasonable as attorney’s fees in any suit or action instituted by Sublessor to enforce the provisions of this Agreement, or the collection of the rent due Sublessor under this Agreement, provided that Sublessor prevails in the suit or action. Any property belonging to Sublessee, or to any persons holding by, through, or under Sublessee, or otherwise found on the Premises, may be removed from the Premises and stored in any public warehouse at the cost of and for the account of Sublessee. If Sublessee should abandon, vacate, or surrender the Premises or be dispossessed by process of law, any personal property left on the Premises may be deemed abandoned at the option of Sublessor. The provisions of this Subsection B. are subject to the waiver of subrogation provisions of Section 12.

C. If Sublessee causes a material breach of this Agreement, Sublessor may immediately or at any time thereafter, after notice and ten (10) days opportunity to cure given to Sublessee (which cure period shall not be required with respect to an emergency), cure the material breach for the account and at the expense of Sublessee. If Sublessor at any time, by reason of such material breach, is compelled to pay, or elects to pay, any sum of money or perform any act which will require the payment of any sum of money, or is compelled to incur any expense, including reasonable attorney’s fees, in instituting or prosecuting any action or proceeding to enforce Sublessor’s rights under this Agreement, the sum or sums paid by Sublessor, with interest at the rate of 1% over the prime rate from the date of payment, will be deemed to be Additional Rent under the Sublease and will be due from Sublessee to Sublessor on the first day of the month following the payment of the sums or expense.

D. All rights and remedies of Sublessor enumerated in this Agreement are cumulative and do not exclude any other right or remedy allowed by law, which may be exercised and enforced concurrently and whenever and as often as the occasion arises. Should Sublessor be in default under the terms of the Sublease, Sublessor will have reasonable and adequate time in which to cure the default after written notice to Sublessor by Sublessee.

E. In the event of any legal action between Sublessor and Sublessee to enforce any of the provisions and/or rights under this Agreement, the unsuccessful party in the action agrees to pay to the other party all costs and expenses, including reasonable attorney’s fees.

11.	Default by Sublessor.

A. If any essential services (such as HVAC, passenger elevators if necessary for reasonable access, snow removal, etc.) supplied by Sublessor are interrupted, and the interruption does not result from the negligence or willful misconduct of Sublessee, its employees, invitees, or agents, Sublessee shall be entitled to an abatement of Base Rent and Additional Rent during the period of interruption. Such right shall be construed as an additional remedy granted to Sublessee and not in limitation of any other rights or remedies which Sublessee may have.

B. If Sublessor defaults in the performance or observance of any provision of this Agreement, Sublessee shall give Sublessor notice specifying in what manner Sublessor has defaulted and if such default shall not be cured by Sublessor within 30 days after the delivery of such notice (except that if such default cannot be cured within said 30 day period, this period shall be extended for a reasonable additional time, provided that Sublessor commences to cure such default within the 30 day period and proceeds diligently thereafter to effect such cure) Sublessee may cure such default and/or withhold payment of Base Rent and Additional Rent due and to accrue hereunder (to the extent necessary to cover the costs incurred and/or estimated by Sublessee to cure such default) so long as Sublessor remains in default, or invoice Sublessor for costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) incurred by Sublessee therefor. If Sublessee cannot reasonably cure Sublessor’s default or if Sublessor does not reimburse Sublessee within 30 days of receipt of any invoice for the cost of such cure, Sublessee may terminate this Agreement.

12.	Insurance.

A. Sublessor shall keep the Building insured against damage and destruction by fire, earthquake, vandalism, and other perils in the amount of the full replacement value of the Building, as the value may exist from time to time. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building and shall name Sublessor as a named insured entitled to notice of cancellation.

B. Sublessee and Sublessor shall each maintain contractual and comprehensive general liability insurance, including public liability and property damage, of the type and in the amounts specified to be maintained by Sublessor as Tenant pursuant to Paragraph 12(b) of the Prime Lease.

C. Each party waives claims arising in any manner in its (the “Injured Party”) favor and against the other party for loss or damage to Injured Party’s property located within or constituting a part or all of the Building but only to the extent the loss or damage is covered by the Injured Party’s insurance, or the insurance the Injured Party is required to carry under this Section, whichever is greater. The waiver also applies to each party’s directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party’s willful misconduct. Each party shall use all reasonable efforts to obtain a waiver of subrogation endorsement in the applicable insurance policies obtained with respect to the Premises.

13.	Quiet Enjoyment; Occupancy.

A. Sublessor warrants to Sublessee that it has good right to lease the Premises to Sublessee, and Sublessor covenants that, provided Sublessee is not in default under this Agreement, Sublessee may occupy, possess and enjoy the Premises during the Lease Term, without interference from Sublessor or any person claiming by, from or under Sublessor, including the Landlord under the Prime Lease.

B. Sublessee may, prior to Commencement Date, have unhindered access to the Premises for the purposes of installing Sublessee ‘s computer and telephone equipment and otherwise preparing the Premises for Sublessee’s occupancy.

14.   Confession of Judgement. Upon the expiration of the then current term of this Agreement, whether the initial term or a renewal term or the earlier of termination or surrender hereof, or earlier, upon a default by Sublessee, as provided in this Agreement, Sublessee hereby authorizes and empowers any prothonotary or attorney of any court of record in the Commonwealth of Pennsylvania or elsewhere to appear for Sublessee in any such court and, by complaint or in ejectment against Sublessee and against all persons claiming through, by or under Sublessee, to therein confess judgment for the recovery by Sublessor of possession of the Premises, for which a copy of this Agreement, verified by affidavit, shall be sufficient warrant; whereupon, if Sublessor so desires, a writ of possession or other appropriate writ under the rules of civil procedure then in effect may issue forthwith, without any prior writ or proceedings. Whether this Agreement is terminated or not and possession of the Premises remains in, or is restored to Sublessee, Sublessor shall have the right for the same default and upon any subsequent default or defaults, or upon the termination of this Agreement, to bring one or more actions to recover possession of the Premises and confess judgment for recovery of the Premises as provided in this section.

Sublessee hereby acknowledges that it has had the opportunity to seek the assistance of legal counsel in the review and execution of this Agreement and further acknowledges that the meaning and effect of the foregoing provisions concerning confession of judgment have been fully explained to it by such counsel.

Sublessee understands and agrees that this Agreement contains provisions by which Sublessor may enter judgment by confession against Sublessee. Sublessee understands that, without these provisions, Sublessee would receive prior notice and a hearing of any claims by Sublessor before a judgment could be entered. However, Sublessee hereby freely, knowingly and intelligently waives these rights and consents to Sublessor entering judgment against it by confession pursuant to the terms of the Sublease, and acknowledges that upon the entry of such judgment Sublessor may direct the Sheriff to put the Sublessee out of possession of the Premises. Sublessee freely, knowingly and intelligently waives the right to notice and hearing before

Sublessor may retake possession of the Premises pursuant to a confessed judgment and Sublessor may direct the Sheriff to do so, immediately upon entry of judgment.

15.   Miscellaneous. This Agreement contains the entire agreement between the parties on the subject matter hereof, and supersedes all prior agreements and understandings, oral and/or written. Neither party has relied upon any representation of any kind which is not specifically set forth herein, and both parties expressly waive any prospective reliance upon or claim concerning any omission of fact by any other party. This Agreement may not be changed orally, but may only be changed by a writing signed by all parties. The invalidity of all or any part of this Agreement will not render invalid the remainder hereof. This Agreement will inure to the benefit of, and will be binding upon, the parties hereto and their respective successors and assigns. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws provisions. In the event of litigation relating in any manner to this Agreement, whether its alleged breach or interpretation, the parties agree to the exclusive jurisdiction and venue of the courts of Common Pleas of Chester County, Pennsylvania, sitting in West Chester, Pennsylvania, or if appropriate, the United States District Court for the Eastern District of Pennsylvania, sitting in Philadelphia. Time is of the essence in regard to the performance of the duties and obligations of the parties to this Agreement. The paragraph headings are inserted for convenience of reference only, are not part of this Agreement, and shall not be used in its interpretation. This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof. The parties agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, without payment of further consideration, in order to effectuate the transactions provided for herein. Any notice which may or must be sent pursuant to this Agreement shall be sent in writing and by certified mail, return receipt requested, or by same day or overnight courier service, to the parties at their addresses first above written, unless either party shall have previously provided the other with notice hereunder of another address. A copy of any such notice shall also be sent to Landlord at the address specified in the Prime Lease.

16.   Optional Extension Allowance. If Sublessee elects the Optional Extension Term, Sublessor shall provide Sublessee with an allowance of Fifty Thousand Dollars ($50,000) for the purpose of either maintaining, repairing, or replacing existing carpeting or painting or otherwise refurbishing the Premises. Sublessee may, but shall not be required to, utilize Sublessor for the performance of such items.

17.   Hazardous Substances. Sublessee shall not bring upon, release, use or discharge any substance requiring remediation or otherwise regulated under any federal, state or local law, ordinance, statute, rule or regulation except in strict conformity therewith and Sublessee shall indemnify, defend and hold harmless Sublessor and the owner of the Property whereupon the Premises are held harmless from and against any and all claims attributable to the breach of the aforesaid obligation by Sublessee, its employees, agents, invitees and/or licensees.

18.   Brokerage Commission. Sublessee represents that it is has not dealt with any broker, sales person or finder in connection with the transactions contemplated by this Sublease other than Julien J. Studley, Inc. (“Sublessee’s Broker”), and Sublessor represents that it has not dealt with any broker, sales person or finder in connection with this transaction other than John P.

Morrissey of Morrissey Partners (“Sublessor’s Broker”). Sublessee agrees to indemnify Sublessor and Landlord from any claims by any other broker claiming by, through or under Sublessee, and Sublessor agrees to indemnify Sublessee from any claims made against Sublessee by any other broker claiming by, through or under Sublessor or Landlord.

19.   Binding Obligation. Sublessee hereby represents and warrants that the individual signing on behalf of Sublessee have been duly authorized to do so and that this document, upon execution by the undersigned, shall constitute the binding and enforceable obligation of Sublessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written, and intend to be legally bound hereby.

ENVIRON PRODUCTS, INC.

WITNESS:	/s/ Lisa Blauvelt	By:	/s/ Michael Webb

ADOLOR CORPORATION

WITNESS	/s/ Vera Kutny	By:	/s/ Andy Reddick

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LANDLORD CONSENT

The undersigned (“Landlord”) is the Landlord under the Prime Lease and in that capacity hereby consents to this Amended and Restated Sublease Agreement (the “Sublease”) between Environ Products, Inc. (“Sublessor”) and Adolor Corporation (“Sublessee”). Landlord hereby consents and approves to the alterations and improvements specified on Exhibit “D” to the Sublease. Landlord specifically agrees that if Sublessor is not in default under the terms of the Sublease, and the Prime Lease is for any reason terminated between Landlord and Sublessor, that Landlord shall not terminate the Sublease, but rather the Sublease shall continue in accordance with its terms, and be treated by Landlord and Sublessee as a lease directly between Landlord, as landlord, and Sublessee, as Tenant. Landlord specifically agrees that Sublessee shall only be responsible for performing those obligations specifically contained in the Sublease, including only those obligations specifically incorporated into the Sublease from the Prime Lease under Paragraph 5 of the Sublease (as same may be limited by the terms of this Agreement), and Sublessee shall not be responsible for performing any other obligations of Sublessor, as Tenant, under the Prime Lease. If this Prime Lease is terminated and the Sublease continues, Landlord shall provide all the Sublessor Services to Sublessee which were to have been provided by Sublessor under the Sublease to Sublessee, and further, Landlord shall comply, for the benefit of Sublessee, with the obligations of Landlord and rights of the “Tenant” under Paragraphs 7, 9, 14, 15, 16 of the Prime Lease. All capitalized terms used but not defined in this Landlord Consent shall have the meaning specified in this Agreement.

Landlord:

M3 Partners, LP

By